UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2015

EVENTURE INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-4387595
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor Costa Mesa, California 92626 (855) 986-5669
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 2, 2015 we entered into an Investment Agreement and a Registration Rights Agreement with N600PG, LLC (“N600”) in order to establish a source of funding for us. Under the Investment Agreement, N600has agreed to provide us with up to $10,000,000 of funding upon effectiveness of a registration statement on Form S-1. Following effectiveness of the registration statement, we can deliver puts to N600 under the Investment Agreement under which N600 will be obligated to purchase shares of our common stock based on the investment amount specified in each put notice, which investment amount may be any amount up to maximum allowable Put Amount.  Puts may be delivered by us to N600 until the earlier of December 2, 2016 or the date on which N600 has purchased an aggregate of $10,000,000 of put shares. The number of shares of our common stock that N600 will purchase pursuant to each put notice will be determined by dividing the investment amount specified in the put by the purchase price. The purchase price per share of common stock will be set at eighty (80%) of the Market Price for our common stock with Market Price being defined as the lowest daily value weighted average trading price for our common stock for any trading day during the ten consecutive trading days immediately preceding the date of our put notice to N600 (the “Pricing Period”). The minimum amount that we must put to N600 is $5,000 at any one time. Pursuant to the Equity Purchase Agreement, N600 and its affiliates will not be required to purchase shares of our common stock that would result in N600’s beneficial ownership equaling more than 9.99% of our outstanding common stock.

ITEM 1.02 Termination of a Material Definitive Agreement

On September 22, 2015 we entered into an Investment Agreement and a Registration Rights Agreement with GHS Investments, LLC (“GHS”) in order to establish a source of funding for us. The terms of the Agreement were similar to the terms as described above with N600.  We filed a Form 8-K on September 23, 2015, disclosing this Material Agreement.  On November 25, 2015, and upon mutual agreement, the Investment Agreement and Registration Rights Agreement with GHS Investments, LLC was terminated.

ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Investment Agreement between Registrant and N600PG, LLC dated December 2, 2015
99.2	Registration Rights Agreement between Registrant and N600PG, LLC dated December 2, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: January 8, 2016	By:	/s/Michael Rountree
Michael Rountree
Chief Financial Officer